Exhibit 10.2
AMENDMENT TO
EMPLOYMENT AGREEMENT
          THIS AMENDMENT to Employment Agreement (“Amendment”) is entered into as of this 14th day of September, 2005 by and between Wilsons The Leather Experts Inc. (the “Company”), and Michael M. Searles (“Searles”).
RECITALS
          A.       Searles is employed by the Company as its Chief Executive Officer, pursuant to an Employment Agreement dated November 22, 2004 and as modified by the Waiver and Modification under the Employment Agreement dated March 2, 2005 (as so modified, the “Employment Agreement”).
          B.       Searles has requested, and the Company has agreed to provide, additional relocation assistance to allow him up to six (6) additional months to move his permanent residence from California to Minnesota.
AGREEMENT
          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Amendment, the Company and Searles agree as follows:
          1.       Subject to all other provisions of Section 4(h) of the Employment Agreement, the Company shall provide to Searles temporary furnished housing and travel reimbursement pursuant to Section 4(h)(i) and (ii) of the Employment Agreement, until such time that Searles relocates his residence to the Minneapolis-St. Paul metropolitan area, but not longer than 18 months following the commencement of Searles’ employment with the Company.
          2.       Other than as expressly amended in this Amendment, the Employment Agreement shall continue in full force and effect as so amended.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date stated above.

WILSONS THE LEATHER EXPERTS INC.

/s/ Michael M. Searles	By:	/s/ Bradley K. Johnson

Michael M. Searles		Its Chair, Compensation Committee